UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
             RULES 13D-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)*

                                 Gargoyles Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   366033108
                                 (CUSIP Number)

                                 August 14, 1998
             (Date of Event Which Requires Filing of his Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

       [ ]  Rule 13d-1(b)

       [ ]  Rule 13d-1(c)

       [x]  Rule 13d-1(d)



     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 366033108                13G                     Page 2 of 4 Pages
--------------------------------------------------------------------------------


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-------- ----------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Douglas B. Hauff
-------- ----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) |_|
                                                              (b) |_|

-------- ----------------------------------------------------------------------
   3     SEC USE ONLY



-------- ----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

-------- ----------------------------------------------------------------------
                             5    SOLE VOTING POWER
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY           0
           EACH
     REPORTING PERSON
           WITH
                            ----- ---------------------------------------------
                             6    SHARED VOTING POWER

                                  0
                            ----- ----------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  0
                            ----- ----------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  0
--------------------------- ----- ----------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0

--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0

--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN

--------- ----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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50073454.01
Item 1.

         (a)      Name of Issuer:

                           Gargoyles Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                           5866 South 194th Street
                           Kent, WA 98032

Item 2.

         (a)      Name of Person Filing:

                           Douglas B. Hauff

         (b)      Address of Principal Business Office or, if none, Residence:

                           6925 North Ryley Lane
                           Otis Orchards, WA 99027

         (c)      Citizenship:

                           United States

         (d)      Title of Class of Securities:

                           Common Stock, no par value

         (e)      CUSIP Number:

                           366033108

Item 3.  Filings pursuant to Rule 13d-1(b) or 13d-2(b) or (c)

N/A

Item 4.  Ownership

         (a)      Amount Beneficially Owned:  0

         (b)      Percent of Class:  0

         (c)      Number of Shares as to which Such Person has:

                  (i)      sole power to vote or to direct the vote:  0
                  (ii)     shared power to vote or to direct the vote:  0
                  (iii)    sole power to dispose or to direct the
                           disposition of:  0
                  (iv)     shared power to dispose or to direct the
                           disposition of:  0

Item 5.  Ownership of Five Percent or Less of a Class

If the statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [x]

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person

N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

N/A

Item 8.  Identification and Classification of Members of the Group

N/A

Item 9.  Notice of Dissolution of Group

N/A

Item 10. Certification

N/A

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         DATED:   February 4, 1999




                                   Signature
                                   /s/ Douglas E. Hauff
                                   ------------------------------------------
                                   Douglas B. Hauff
                                   Name/Title